Exhibit 99.1

Omega Protein Announces Fourth Quarter and Full Year 2012 Financial Results

HOUSTON, TX – March 5, 2013 – Omega Protein Corporation (NYSE:OME) today reported financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter and Full Year 2012 Highlights:

●	Revenues: $63.1 million for the quarter and $235.6 million for the year
●	Gross profit margin: 20.5% for the quarter and 17.8% for the year
●	U.S. Attorney investigation charge: Recorded $3.6 million for the quarter and $8.0 million for the year
●

Net income/loss: Net loss of $0.5 million, or net income of $4.0 million excluding the investigation charge and net loss on disposal of assets, for the quarter, and net income of $4.1 million, or $10.4 million excluding the investigation charge and net gain on disposal of assets, for the year

●

Earnings: Loss per diluted share of $0.03, or earnings per diluted share of $0.20 excluding the investigation charge and net loss on disposal of assets, for the quarter, and earnings per diluted share of $0.20, or $0.52 excluding the investigation charge and net gain on disposal of assets, for the year

●	Adjusted EBITDA: $11.6 million for the quarter and $35.6 million for the year

“Fourth quarter gross profit as a percentage of revenues increased for the second consecutive quarter due to improved animal nutrition pricing, which helped to mitigate the impact of this season’s unusually low fish oil yields,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “For the year, our human nutrition revenues increased 44%, due in part to sales of our OmegaActiv concentrated fish oil which was launched earlier in the year.”

Mr. Scholtes concluded, “We are excited by our recently announced acquisition of Wisconsin Specialty Protein, as we accelerate the growth of our human nutrition business by expanding our nutritional ingredient offerings into specialty whey proteins and further leveraging our global distribution network.”

Fourth Quarter 2012 Results

In the fourth quarter, the Company revised the presentation of shipping and handling costs, which had previously been netted against revenue, to cost of sales. As a result, prior period numbers have been revised, increasing both revenues and cost of sales. This had no impact on gross profit, net income or earnings per share, but reduced gross profit as a percentage of revenues. In addition, for greater transparency into the Company’s operating performance, financial tables are included in this release for the animal and human nutrition reported segments for the quarters and years ended December 31, 2012 and 2011.

The Company’s revenues decreased 25% from the third quarter of 2012 to $63.1 million in the fourth quarter. The decrease in revenues was primarily due to a $20.6 million decrease in animal nutrition revenues, which reflected lower sales volumes of 26% and 64% for fish meal and fish oil, partially offset by higher fish meal and fish oil sales prices of 3% and 51%, respectively. Fourth quarter 2012 fish oil sales volumes were negatively impacted by the lack of available inventory due to low fish oil yields. The increase in fish oil sales prices was primarily due to an increased percentage of higher priced refined oil sales relative to lower priced crude oil sales compared to the third quarter of 2012. Human nutrition revenues were virtually unchanged at $5.0 million compared to $5.2 million in the previous quarter. The composition of revenue by nutritional product line for the fourth quarter of 2012 was 77% fish meal, 12% fish oil, 6% specialty nutraceutical ingredients, and 5% fish solubles and other.

Fourth quarter of 2012 revenues decreased 8% from $68.8 million in the same period last year. The decrease in revenues was primarily due to a $6.0 million decrease in animal nutrition revenues, partially offset by a $0.4 million, or 8%, increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to lower sales volumes of 15% and 46% for fish meal and fish oil, respectively, partially offset by higher fish meal and fish oil sales prices of 10% and 34%, respectively. The increase in human nutrition revenues was due to higher revenues of 11% for Cyvex.

The Company reported gross profit of $12.9 million, or 20.5% as a percentage of revenues, for the fourth quarter of 2012, versus gross profit of $13.4 million, or 16.0% as a percentage of revenues, for the third quarter of 2012. The increase in gross profit as a percentage of revenues was primarily due to an increase from 15.9% to 20.1% in the animal nutrition segment as a result of higher fish oil and fish meal sales prices. The human nutrition segment reported $1.2 million in gross profit in the fourth quarter of 2012, or 24.9% as a percentage of revenues, an increase from 16.7% in the previous quarter.

Fourth quarter gross profit increased from $10.8 million, or 15.7% as a percentage of revenues, in the fourth quarter of 2011. The rise was primarily due to a 5.0% increase in the animal nutrition segment gross profit as a percentage of revenues from 15.1% as a result of higher fish meal and fish oil sales prices, which were partially offset by a higher cost per unit of sales. The human nutrition segment gross profit increased from $1.1 million, or 23.7% as a percentage of revenues, in the fourth quarter of 2011.

Selling, general and administrative expenses for the fourth quarter decreased $0.3 million to $5.4 million compared to the third quarter of 2012. Selling, general and administrative expenses were $7.8 million for the fourth quarter of 2011.

The Company recorded an investigation charge of $3.6 million in the fourth quarter of 2012 related to a previously disclosed ongoing investigation by the U.S. Attorney’s office. This compares to charges of $4.1 million in the third quarter of 2012 and $0.5 million in the fourth quarter of 2011. The Company also recorded a $1.1 million net loss on disposal of assets in the fourth quarter compared to a net loss of $0.03 million in the third quarter of 2012 and a net loss of $1.4 million in the same period last year.

The fourth quarter of 2012 effective tax rate was 126.2% compared to 90.8% in the third quarter of 2012. The increase in the effective tax rate is mainly a result of the investigation charge, which is expected to be primarily non-deductible for tax purposes. The effective tax rate in the fourth quarter would have been approximately 38.9% were it not for this charge.

Net loss for the fourth quarter of 2012 was $0.5 million ($0.03 loss per diluted share) compared to net income of $0.2 million ($0.01 per diluted share) for the third quarter of 2012 and net income of $0.6 million ($0.03 per diluted share) for the same period last year. Excluding the impact of the investigation charge and net loss on disposal of certain assets, net income for the fourth quarter of 2012 would have been $4.0 million ($0.20 per diluted share), and excluding the impact of the net loss on disposal of certain assets and impact of the investigation charge, net income for the third quarter of 2012 would have been $4.3 million ($0.21 per diluted share).

Adjusted EBITDA, which excludes the investigation charge and net loss/gain on disposal of assets, among other adjustments, totaled $11.6 million for the fourth quarter of 2012, compared to $11.6 million for the third quarter of 2012 and $6.9 million for the same period last year.

Full Year 2012 Results

Revenues for the full year 2012 decreased 6% to $235.6 million compared to revenues of $251.7 million for the full year ended December 31, 2011. The decrease in revenues for 2012 was primarily due to a $22.9 million decrease in animal nutrition revenues, partially offset by a $6.8 million increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to lower sales volumes of 6% and lower prices of 2% for the Company’s fish meal as well as lower sales volumes of 26% for the Company’s fish oil, partially offset by increased sales prices of 11% for the Company’s fish oil. Average revenues per ton for the animal segment declined slightly from $1,052 in 2011 to $1,045 in 2012. The increase in human nutrition revenues was due primarily to 35% higher revenues for Cyvex, which reflected higher sales volumes and prices for new and existing products, including $1.2 million of sales in its initial year selling concentrated Omega-3 fish oil.

The Company recorded gross profit of $42.1 million, or 17.8% as a percentage of revenues, for the full year 2012, versus gross profit of $54.7 million, or 21.7% as a percentage of revenues, for the full year 2011. The declines were largely due to the animal nutrition segment which realized an increase in cost per unit of sales primarily due to decreased yields.

The Company's total yields for 2012 decreased by 1.7% compared to those in the 2011 and were lower by 8.7% compared to the Company’s five-year total yield average.   These decreases were driven largely by fish oil yields, which were lower by 20.4% compared to those in the 2011 fishing season and were lower by 40.6% compared to the Company's five-year average.

The Company recorded an investigation charge of $8.0 million in 2012 related to the ongoing investigation by the U.S. Attorney’s office. This compares to $0.5 million 2011. The Company also recorded a $2.6 million net gain on disposal of assets in 2012 compared to a net loss of $2.1 million in 2011.

The 2012 effective tax rate was 62.9% compared to 34.2% in 2011. The increase in the effective tax rate is mainly a result of the investigation charge, which is expected to be primarily non-deductible for tax purposes. The 2012 effective tax rate would have been approximately 36.1% were it not for this charge.

Net income for the full year ended December 31, 2012 was $4.1 million ($0.20 per diluted share) compared to $34.2 million ($1.71 per diluted share) for the same period last year. Excluding the impact of the investigation charge and net gain on disposal of assets, net income for the full year ended December 31, 2012 would have been $10.4 million ($0.52 per diluted share). Excluding the impact of two settlements totaling $27.0 million, the investigation charge of $0.5 million and net loss on disposal of assets, the Company’s net income for the full year ended December 31, 2011 would have been approximately $18.1 million ($0.91 per diluted share).

Adjusted EBITDA, which excludes the investigation charge, net loss/gain on disposal of assets and two settlements in 2011, among other adjustments, totaled $35.6 million for year ended December 31, 2012, as compared to $45.9 million for the previous year.

Balance Sheet

The Company’s balance sheet remains strong, and stockholders’ equity increased to $205.6 million as of December 31, 2012. Total debt decreased from $30.3 million on December 31, 2011 to $27.3 million on December 31, 2012. The Company’s December 31, 2012 cash balance increased $4.6 million from December 31, 2011 to $56.0 million.

Recent Developments

On February 27, 2013 the Company announced the acquisition of Wisconsin Specialty Protein (WSP). WSP, headquartered in Madison, Wisconsin, produces a variety of value-added whey protein ingredients for the food and nutritional supplement industries, including organic and other specialty protein products.

Conference Call Information

Omega Protein will host a conference call on its fourth quarter and full year 2012 financial results at 8:30 a.m., Eastern Time, on Wednesday, March 6, 2013. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaproteininc.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaproteininc.com and will be available for 90 days. A telephonic replay of the conference call will be available through March 20, 2013. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code 408807.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century’s old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein’s mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch; (7) the business, operations, potential or prospects for the Company’s subsidiaries, Cyvex Nutrition, Inc., InCon Processing, LLC, Wisconsin Specialty Protein, LLC, the dietary supplement market or the human health and wellness segment generally; (8) the cost of compliance with existing and future government regulations and (9) the ultimate disposition of the ongoing U.S. Attorney’s Office investigation and the resulting impact on the Company’s operations and financial results. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$55,998	$51,391
Receivables, net	17,267	16,788
Inventories	66,659	64,893
Deferred tax asset, net	1,165	1,784
Prepaid expenses and other current assets	3,430	2,238
Total current assets	144,519	137,094
Other assets, net	10,789	5,423
Property, plant and equipment, net	127,640	122,512
Goodwill and other intangible assets	12,348	12,801
Total assets	$295,296	$277,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,058	$2,992
Current portion of capital lease obligation	268	517
Accounts payable	3,000	3,779
Accrued liabilities	31,741	19,818
Total current liabilities	38,067	27,106
Long-term debt, net of current maturities	24,242	27,302
Capital lease obligation, net of current portion	—	268
Energy swap liability, net of current portion	—	113
Deferred tax liability	15,794	13,900
Pension liabilities, net	9,826	10,868
Other long-term liabilities	1,764	1,712
Total liabilities	89,693	81,269

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 19,883,940 and 19,568,851 shares issued and outstanding at December 31, 2012 and 2011, respectively	195	194
Capital in excess of par value	129,040	124,817
Retained earnings	86,292	82,229
Accumulated other comprehensive loss	(9,924)	(10,679)
Total stockholders’ equity	205,603	196,561
Total liabilities and stockholders’ equity	$295,296	$277,830

OMEGA PROTEIN CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues	$63,133	$68,805	$235,639	$251,743
Cost of sales	50,214	57,993	193,583	197,069
Gross profit	12,919	10,812	42,056	54,674

Selling, general and administrative expenses	5,364	7,819	21,737	23,050
Research and development expenses	537	138	2,209	1,588
Charges related to U.S. Attorney investigation	3,550	545	7,990	545
Impairment of intangible assets	—	—	129	—
Proceeds/gains resulting from Gulf of Mexico oil spill	—	—	—	(26,177)
Other proceeds/gains relating to natural disaster, net – 2005 storms	—	—	—	(787)
Loss (gains) on disposal of assets	1,117	1,447	(2,635)	2,096
Operating income	2,351	863	12,626	54,359
Interest income	11	9	32	43
Interest expense	(339)	(471)	(1,335)	(2,109)
Other expense, net	(83)	(244)	(365)	(408)
Income before income taxes	1,940	157	10,958	51,885
Provision for income taxes	2,448	(406)	6,895	17,728
Net (loss) income	$(508)	$563	$4,063	$34,157

Other comprehensive (loss) income:

Energy swap adjustment, net of tax expense (benefit) of ($142), ($91), $241 and ($486) respectively	(263)	(169)	448	(925)
Pension benefits adjustment, net of tax expense (benefit) of ($233), ($1,429), $165 and ($1,306), respectively	(433)	(2,654)	307	(2,071)
Comprehensive(loss) income	$(1,204)	$(2,260)	$4,818	$31,161
Basic (loss) earnings per share	$(0.03)	$0.03	$0.21	$1.77
Weighted average common shares outstanding	19,743	19,418	19,659	19,255
Diluted (loss) earnings per share	$(0.03)	$0.03	$0.20	$1.71
Weighted average common shares and potential common shares outstanding	20,137	19,907	20,113	19,940

OMEGA PROTEIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$4,063	$34,157
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,999	16,430
(Other proceeds/gains) resulting from natural disaster, net – 2008 storms	—	—
(Gain) loss on disposal of assets, net	(2,635)	2,096
Impairment of intangible assets	129	—
Provisions for losses on receivables	48	48
Share based compensation	3,721	3,295
Deferred income taxes	2,272	4,255
Changes in assets and liabilities:
Receivables	(494)	(4,751)
Inventories	(1,766)	10,181
Prepaid expenses and other current assets	(616)	126
Other assets	(6,379)	(3,850)
Accounts payable	(779)	761
Accrued liabilities	12,036	446
Pension liability, net	(735)	(748)
Other long-term liabilities	52	816

Net cash provided by operating activities	26,916	63,262

Cash flows from investing activities:
Proceeds from disposition of assets	6,152	2,339
Proceeds from insurance companies and grant, hurricanes	—	—
Acquisition of InCon, net of cash acquired	181	(9,028)
Acquisition of Cyvex, net of cash acquired	—	(2,170)
Capital expenditures	(25,245)	(23,893)

Net cash used in investing activities	(18,912)	(32,752)

Cash flows from financing activities:
Principal payments of long-term debt	(2,994)	(3,007)
Principal payments of capital lease obligation	(517)	(474)
Debt issuance costs	(389)	—
Proceeds from borrowings	—	—
Proceeds from stock options exercised	469	2,879
Tax effect of stock options exercised	34	1,699

Net cash (used in) provided by financing activities	(3,397)	1,097

Net increase in cash and cash equivalents	4,607	31,607
Cash and cash equivalents at beginning of year	51,391	19,784
Cash and cash equivalents at end of year	$55,998	$51,391

The tables below present information about reported segments for the quarters ended December 31, 2012 and 2011 (in thousands):

Quarter Ended December 31, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$58,173	$4,960	$—	$63,133
Cost of sales	46,490	3,724	—	50,214
Gross profit	11,683	1,236	—	12,919
Selling, general and administrative expenses (including research and development)	731	969	4,201	5,901
Charges related to U.S. Attorney investigation	3,550	—	—	3,550
Other (gains) and losses	1,117	—	—	1,117
Operating income	$6,285	$267	$(4,201)	$2,351
Depreciation and amortization	$3,956	$348	$387	$4,691

Quarter Ended December 31, 2011	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$64,222	$4,583	$—	$68,805
Cost of sales	54,495	3,498	—	57,993
Gross profit	9,727	1,085	—	10,812
Selling, general and administrative expenses (including research and development)	1,103	1,004	5,850	7,957
Charges related to U.S. Attorney investigation	545	—	—	545
Other (gains) and losses	1,447	—	—	1,447
Operating income	$6,632	$81	$(5,850)	$863
Depreciation and amortization	$3,808	$376	$174	$4,358

The tables below present information about reported segments for the years 2012 and 2011 (in thousands):

2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$213,624	$22,015	$—	$235,639
Cost of sales	176,588	16,995	—	193,583
Gross profit	37,036	5,020	—	42,056
Selling, general and administrative expenses (including research and development)	2,564	3,795	17,587	23,946
Charges related to U.S. Attorney investigation	7,990	—	—	7,990
Other (gains) and losses	(2,635)	129	—	(2,506)
Operating income	$29,117	$1,096	$(17,587)	$12,626
Depreciation and amortization	$15,859	$1,315	$825	$17,999

2011	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$236,489	$15,254	$—	$251,743
Cost of sales	187,092	9,977	—	197,069
Gross profit	49,397	5,277	—	54,674
Selling, general and administrative expenses (including research and development)	2,804	3,286	18,548	24,638
Charges related to U.S. Attorney investigation	545	—	—	545
Other (gains) and losses	(24,869)	1	—	(24,868)
Operating income	$70,917	$1,990	$(18,548)	$54,359
Depreciation and amortization	$15,098	$648	$684	$16,430

Adjusted EBITDA to Net Income Reconciliation

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 and the full year ended December 30, 2012 and 2011:

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Net Income (Loss)	$(508)	$231	$563
Reconciling items:
Interest expense	309	268	298
Income tax provision	2,448	2,291	(406)
Depreciation and amortization	4,691	4,510	4,488
Charge related to U.S. Attorney investigation	3,550	4,137	545
Impairment of trade names	—	129	—
Net (gain) loss on disposal of assets	1,117	30	1,447
Adjusted EBITDA	$11,607	$11,596	$6,935

	Year Ended
	December 31, 2012	December 31, 2011
Net Income	$4,063	$34,157
Reconciling items:
Interest expense	1,201	1,936
Income tax provision	6,895	17,728
Depreciation and amortization	17,999	16,430
Charge related to U.S. Attorney investigation	7,990	545
Impairment of trade names	129	—
GCCF and 2005 hurricane litigation settlement	—	(26,964)
Net (gain) loss on disposal of assets	(2,635)	2,096
Adjusted EBITDA	$35,642	$45,928

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, charge related to U.S. Attorney investigation, impairment of trade names, GCCF and 2005 hurricane litigation settlements and net (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States